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MASIMO CORPORATION

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On July 15, 2024, Masimo Corporation (“Masimo” or the “Company”) issued the following press release in connection with Masimo’s 2024 Annual Meeting of Stockholders:

Masimo Responds to Politan’s Continuing Misrepresentations

IRVINE, Calif. – July 15, 2024 –To ensure that Politan lies repeated over and over are not taken as fact, Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI) sets forth below facts in response to what we believe are some of Politan’s and Quentin Koffey’s most egregious and continuing misrepresentations.

These misrepresentations include Politan’s and Mr. Koffey’s continuing efforts to sow mistrust and confusion regarding the proposed consumer joint venture. In response, Masimo CEO Joe Kiani has committed that he will not support the proposed joint venture unless the entire Board, including Mr. Koffey, also supports it.

We encourage our stockholders to vote FOR Joe Kiani and Christopher Chavez using the GOLD proxy card to protect Masimo’s future and the value of your investment.

Find more information on why your vote is so important at www.ProtectMasimosFuture.com.

1.	The Proposed Joint Venture Would Not Compete with Masimo in the Healthcare Space and Will Not Benefit Mr. Kiani at the Expense of Other Shareholders

●	Politan has purposely sown mistrust among shareholders by claiming that the proposed JV transaction would benefit Mr. Kiani at the expense of other shareholders, and that Mr. Kiani has refused to allow the Board to consider selling the consumer audio business alone. Both of these claims are false.

●	The JV would not be licensed to compete with Masimo in the healthcare space using Masimo technology or intellectual property.

●	An independent intellectual property law firm will be used to oversee the license.

●	The Masimo trademark would not be transferred to the JV.

●	The Board has already resolved not to move forward with the proposed JV transaction or any other separation transaction before the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) without the unanimous approval of the entire Board.

●	Because Mr. Koffey continues to spread false information about the JV, Mr. Kiani has stated that he will not support the proposed JV even after the 2024 Annual Meeting unless the entire Board, including Mr. Koffey, also supports it.

●	Mr. Kiani is the largest individual shareholder of Masimo and would not do anything to harm the Company.

2.	The Masimo Directors, Unlike the Politan Directors, Are Truly Independent

●	Politan claims its directors and nominees are “truly independent,” while the Masimo directors and nominee are not.

●	In fact, the opposite is true. The Politan directors were personally selected by Quentin Koffey and each has been or will be paid $100,000 if elected.

●	Politan director Michelle Brennan and nominee Bill Jellison are serial activist nominees, and Ms. Brennan has voted in lockstep with Mr. Koffey over the past year.

●	Contrary to Politan’s claim that its nominees were identified by “an independent, nationally recognized search firm,” Politan’s law firm knew Mr. Jellison and helped him get appointed to the board of Anika Therapeutics in May 2024.

●	Politan has admitted that its directors and nominees will vote in lockstep if elected to Masimo’s Board.

●	Masimo used a nationally recognized search firm that presented approximately 60 candidates for the Board, including CEOs, CFOs and presidents of major university healthcare systems. Both Politan directors were invited to review and interview any and all of the candidates. The two Politan directors could not find one of the nearly 60 candidates to support.

●	Masimo directors Bob Chapek and Craig Reynolds, who have voted independently on all issues, and nominee Chris Chavez are strong, experienced, former CEOs. They are in high demand to serve on other Boards and do not rely on activists to secure director nominations.

●	The fact that the independent directors have sided more often with Mr. Kiani than with Mr. Koffey is not evidence of a lack of independence. It is evidence of Mr. Koffey’s failure to present any proposals or ideas to the Board that the independent directors can support.

3.	The Performance of the Healthcare Business Is Strong

●	Since going public in 2007, Masimo has delivered average annual revenue growth of 12%, which is more than double the rate of market growth.

●	With the exception of last year, Masimo has achieved at least high-single-digit revenue growth every year since going public (15 out of 16 years) and is on track to achieve that level of growth in 2024.

●	Masimo has increased adjusted EBIT margins for the healthcare business by ~500 basis points, from ~19% in 2017 to ~24% in 2024.

●	Before the COVID pandemic, Masimo had increased its gross margins by 300 basis points from 64% in 2017 to 67% in 2019.

●	However, since the pandemic began, Masimo has experienced gross margin headwinds due primarily to inflationary costs (minimum wage increasing 20%+ per year) and currency headwinds associated with our manufacturing in Mexico. As a result, we have shifted much of our manufacturing to Malaysia in an effort to reach our goals of 70% gross margins and 30% EBIT margins.

●	Despite the gross margin headwinds, Masimo’s professional healthcare EBIT margins (~24%) are higher than most peers today (> 75th percentile), with a path to 30% EBIT margins clearly in view (> 98th percentile).

●	Masimo’s SG&A expenses are already lower than 70% of industry peers, with many of those peers having much higher revenue that provides a greater ability to scale operating expenses.

●	Masimo already plans to reduce its R&D expenses from 9% to 8%, which is in line with industry peers.

●	This is not a company that needs fixing. This is a company that other companies have tried to emulate.

4.	Politan Does Not Have a Credible Plan to Deliver Greater Value Than Masimo’s Plan

●	Masimo has a credible and detailed plan to achieve 30% EBIT margins and $8 earnings per share by 2029, which would make Masimo more profitable than 98% of its peers.

●	Politan claims to be able to achieve 35% EBIT margins but has offered no plan.

●	Politan suggests that Masimo is wasting money with its corporate headquarters and corporate aircraft. Yet Masimo’s SG&A spending is lower than its peers, and Mr. Koffey will likely spend substantially more on the consultants he intends to hire to tell him how to run the Company.

●	Politan seems to be relying on Masimo’s internal management plan, while at the same time falsely claiming that the Politan directors have not been provided financial information beyond what Masimo has disclosed publicly.

●	We believe Politan would sell consumer audio at a loss, has no plan for consumer health, and would waste Masimo’s prior investments and potential in the consumer health space.

●	Masimo’s combined direct and OEM/licensing strategy for consumer health has worked in the healthcare space and has made Masimo one of the best medtech companies in the world.

5.	Masimo Did Not Engage In “Empty Voting”

●	Neither Mr. Kiani nor any other member of management nor the non-Politan members of the Board had or has any agreement, arrangement, or understanding with regard to the trading or voting of Masimo stock by any third-party investor.

About Masimo

Masimo (NASDAQ: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins, Denon, Marantz, and Polk Audio. Our mission is to improve life, improve patient outcomes, and reduce the cost of care. Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, introduced in 1995, has been shown in over 100 independent and objective studies to outperform other pulse oximetry technologies.1 Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates,2 improve CCHD screening in newborns3 and, when used for continuous monitoring with Masimo Patient SafetyNet™ in post-surgical wards, reduce rapid response team activations, ICU transfers, and costs.4-7 Masimo SET® is estimated to be used on more than 200 million patients in leading hospitals and other healthcare settings around the world,8 and is the primary pulse oximetry at 9 of the top 10 hospitals as ranked in the 2022-23 U.S. News and World Report Best Hospitals Honor Roll.9 In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®), RPVi™ (rainbow® PVi), and Oxygen Reserve Index (ORi™). In 2013, Masimo introduced the Root® Patient Monitoring and Connectivity Platform, built from the ground up to be as flexible and expandable as possible to facilitate the addition of other Masimo and third-party monitoring technologies; key Masimo additions include Next Generation SedLine® Brain Function Monitoring, O3® Regional Oximetry, and ISA™ Capnography with NomoLine® sampling lines. Masimo’s family of continuous and spot-check monitoring Pulse CO-Oximeters® includes devices designed for use in a variety of clinical and non-clinical scenarios, including tetherless, wearable technology, such as Radius-7®, Radius PPG®, and Radius VSM™, portable devices like Rad-67®, fingertip pulse oximeters like MightySat® Rx, and devices available for use both in the hospital and at home, such as Rad-97® and the Masimo W1® medical watch. Masimo hospital and home automation and connectivity solutions are centered around the Masimo Hospital Automation™ platform, and include Iris® Gateway, iSirona™, Patient SafetyNet, Replica®, Halo ION®, UniView®, UniView :60™, and Masimo SafetyNet®. Its growing portfolio of health and wellness solutions includes Radius Tº®, Masimo W1 Sport, and Masimo Stork™. Additional information about Masimo and its products may be found at www.masimo.com. Published clinical studies on Masimo products can be found at www.masimo.com/evidence/featured-studies/feature/.

RPVi has not received FDA 510(k) clearance and is not available for sale in the United States. The use of the trademark Patient SafetyNet is under license from University HealthSystem Consortium.

References

1.	Published clinical studies on pulse oximetry and the benefits of Masimo SET® can be found on our website at http://www.masimo.com. Comparative studies include independent and objective studies which are comprised of abstracts presented at scientific meetings and peer-reviewed journal articles.

2.	Castillo A et al. Prevention of Retinopathy of Prematurity in Preterm Infants through Changes in Clinical Practice and SpO2 Technology. Acta Paediatr. 2011 Feb;100(2):188-92.

3.	de-Wahl Granelli A et al. Impact of pulse oximetry screening on the detection of duct dependent congenital heart disease: a Swedish prospective screening study in 39,821 newborns. BMJ. 2009;Jan 8;338.

4.	Taenzer A et al. Impact of pulse oximetry surveillance on rescue events and intensive care unit transfers: a before-and-after concurrence study. Anesthesiology. 2010:112(2):282-287.

5.	Taenzer A et al. Postoperative Monitoring – The Dartmouth Experience. Anesthesia Patient Safety Foundation Newsletter. Spring-Summer 2012.

6.	McGrath S et al. Surveillance Monitoring Management for General Care Units: Strategy, Design, and Implementation. The Joint Commission Journal on Quality and Patient Safety. 2016 Jul;42(7):293-302.

7.	McGrath S et al. Inpatient Respiratory Arrest Associated With Sedative and Analgesic Medications: Impact of Continuous Monitoring on Patient Mortality and Severe Morbidity. J Patient Saf. 2020 14 Mar. DOI: 10.1097/PTS.0000000000000696.

8.	Estimate: Masimo data on file.

9.	http://health.usnews.com/health-care/best-hospitals/articles/best-hospitals-honor-roll-and-overview.

Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo and the potential stockholder approval of the Board’s nominees, the proposed separation of Masimo’s consumer business, including any proposed joint venture transaction, and Masimo’s earnings per share, gross margin and EBIT margin estimates and targets. These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding a potential separation of Masimo’s consumer business, including any proposed joint venture transaction, (ii) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (iii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting and (iv) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

The Company has filed a definitive proxy statement containing a form of GOLD proxy card with the SEC in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING GOLD PROXY CARD AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s definitive proxy statement for the 2024 Annual Meeting (the “2024 Proxy Statement”), which can be found through the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000937556/000121390024053125/ea0206756-05.htm. Changes to the direct or indirect interests of Masimo’s securities by directors and executive officers are set forth in SEC filings on a Statement of Change in Ownership on Form 4 filed with the SEC on June 28, 2024, which can be found through the SEC’s website at https://www.sec.gov/Archives/edgar/data/937556/000093755624000053/xslF345X05/wk-form4_1719606794.xml. Any other changes to the 2024 Proxy Statement may be found in any amendments or supplements to the 2024 Proxy Statement and other documents as and when filed by the Company with the SEC, which can be found through the SEC’s website at www.sec.gov.

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Investor Contact: Eli Kammerman	Media Contact: Evan Lamb
(949) 297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com